EXHIBIT 99.2

COMMONWEALTH OF MASSACHUSETTS

MIDDLESEX ss.	SUPERIOR COURT
No. 04-4345

HEALTHSOUTH CORPORATION

PLAINTIFF

v.

HRES1 PROPERTIES TRUST, et al.1

Defendants

FINDINGS OF FACT, RULINGS OF LAW

AND ORDER OF JUDGMENT

INTRODUCTION

This case arises from the lease of two hospitals by HRES1 Properties Trust (“HRES1”) as landlord to the HealthSouth Corporation (“HealthSouth”) as tenant. One hospital is the New England Rehabilitation Hospital in Woburn; the second is the Braintree Rehabilitation Hospital in Braintree. Both hospitals were leased pursuant to an Amended, Restated and Consolidated Master Lease Agreement (the “Amended Lease”).

On September 25, 2005, this Court (Kern, J.) ruled that HRES1 had validly terminated the Amended Lease as a result of a material breach of its terms by HealthSouth. This ruling effectively disposed of all claims in this case except for Count II of HRES1’s Counterclaim. In November 2005, HRES1 moved for judgment on the pleadings as to Count II, and sought an order from this Court requiring HealthSouth to comply with Section 5.4 of the Amended Lease,

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1 Senior Housing Properties Trust and HRPT Properties Trust.

the so-called Yield up Clause. That clause states as follows:

[U]pon the expiration or earlier termination of this Lease, Tenant [HealthSouth] shall, at Landlord’s [HRES1’s] reasonable cost and expense, use its best efforts to transfer to and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for licenses, operating permits and other governmental authorizations and all contracts, including contracts with government or quasi-governmental entities, which may be necessary for the operation of the Facilities [the two hospitals]. If requested by Landlord, Tenant shall continue to manage one or more of the Facilities after the termination of this Lease and for so long thereafter as is necessary to obtain all necessary licenses, operating permits and governmental authorizations on such reasonable terms (which shall include an agreement to reimburse Tenant for its reasonable out-of pocket costs and expenses and reasonable administrative costs) as Landlord shall request.

(Italics added).This Court denied HRES1’s motion on November 16, 2005, ruling that there were certain terms in the Yield up Clause (those set forth in italics above) which were ambiguous, requiring the taking of evidence. A jury waived trial was held on November 30, 2005 and December 9, 2005. What follows are the Court’s findings and rulings concerning the meaning of those terms in the Yield up Clause which involve disputed questions of fact.

FINDINGS OF FACT

The Amended Lease which is the subject of the instant dispute was entered into on January 2, 2002 between HRES1 as landlord and HealthSouth as tenant. Barry Portnoy is the managing trustee and Chief Executive Officer of the defendant Senior Housing Properties Trust (referenced in the testimony as “SNH”) and its subsidiaries, including HRES1. These entities are all real estate investment trusts or “REITs.” Portnoy was one of the people who negotiated the term of the Amended Lease. Many of the terms of the Amended Lease had been contained in a prior agreement between predecessors to the parties; only those terms which were to be changed were actually discussed in 2002. Because the Yield up Clause was not one of the terms changed from the prior version, it was not the subject of any particular negotiations in 2002. However, Portnoy did recall that the Yield up Clause had been the subject of much discussion in 1994. Portnoy offered important testimony as to what the parties intended in 2002 in light of these prior negotiations and based on the custom and practice regarding sale lease-back arrangements like the one before the Court. I find his testimony to be credible and persuasive.

The Yield up Clause states that it is to apply in the event of the “expiration or earlier termination” of the Amended Lease. Thus, by its terms, the clause is triggered where the tenant defaults on its obligations, and as a result of those obligations, the landlord terminates the lease. There is nothing in the language of the clause which limits it to only those situations where the default is for nonpayment of rent. Nor is there any factual basis for concluding that the parties intended to limit the clause to nonpayment defaults. Accordingly, I find that the parties understood and intended that this clause could be invoked by the landlord HRES1 in precisely the circumstances which exist in this case – where the tenant has defaulted on the lease as a result of a material breach other than a failure to pay rent.

There is no factual dispute with regard to the meaning of the first part of this clause: HealthSouth is obligated to use its “best efforts” in assisting HRES1 with the orderly transfer of the licenses and permits necessary to continue the operation of the two hospitals without interruption. The remainder of the clause was intended to permit the landlord to require the tenant to stay on operating the business while the licensing process was being completed; it also sets forth the financial arrangement which would exist between the parties (at the request of the landlord) during this interim period. In October 2004, HRES1 invoked the Yield up Clause, demanding that HealthSouth provide certain information needed to begin the licensing process and requesting that HealthSouth continue to operate the two hospitals during this transition period. It made a second request of HealthSouth after this Court ruled that HRES1’s termination of the Amended Lease was valid. HealthSouth refused to provide any information and has done nothing thus far to cooperate with HRES1 in accomplishing a transition of the facilities to any new tenant.

Having found that HRES1 is entitled to invoke the Yield up Clause, this Court must resolve disputes regarding the terms of the financial arrangement between the parties during this transition period.2 The Yield up Clause states that HRES1 may request only those terms that are “reasonable” and that they must include compensation for “reasonable” out of pocket costs and administrative expenses. In determining what is reasonable, this Court looks to the intent of the parties with respect to the purpose of the clause. I find that the purpose was to preserve the value of HRES1’s investment in the two hospitals so that they can survive as ongoing businesses during the short period of time it would take to transfer licenses and permits to a new operator. No longer a tenant, HealthSouth becomes HRES1’s manager during this interim period, operating the two hospitals not for its own account but for the account of HRES1. As the parties contemplated this arrangement, the former tenant would be entitled to have its operating costs covered, but nothing more. Where those costs exceed its income, then the landlord bears the

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2 It should be noted that, when HRES1 invoked the Yield up Clause in its two letters, HealthSouth did not make any proposal of its own about what would be a reasonable financial arrangement between the parties. Rather, its position has only been set forth by its lawyers in the context of this litigation and then only recently, when HealthSouth filed an opposition to the motion for judgment on the pleadings in November 2005.

financial burden. Where, as here, the tenant operates at a profit, the landlord receives a financial benefit, since the parties intended that the profit in this interim period would go the landlord, HRES1.

This Court specifically rejects HealthSouth’s argument that the Yield up Clause requires only that it pay HRES1 what it would have paid it as rent if the Amended Lease were in effect, and that it be permitted to keep any income it earns during this interim period over and above that amount ($725,000 per month). The Yield up Clause is triggered only upon termination of the landlord-tenant relationship. If HealthSouth were a holdover tenant, it would have to pay twice the rent. See Section 13 of Amended Lease. Although HealthSouth is not a holdover tenant under the Yield up Clause (since it is staying at the request of HRES1), neither should it be entitled to profit from an arrangement which becomes necessary only because it has defaulted on its lease obligations. Again, the purpose is to pay the former tenant just enough to keep the hospitals going – not to permit HealthSouth to continue on (and benefit from) the same financial terms that applied before the Amended Lease was terminated.

Having stated that, however, this Court also finds that the terms of the Amended Lease do continue to have some relevance with regard to the obligations of the parties apart from the financial arrangement between them. As the Yield up Clause states, HealthSouth is to “continue to manage” the two hospitals. I find that the parties intended this to mean that HealthSouth would continue to do all that was required of it under the Amended Lease to keep these two hospitals in operation and in compliance with applicable law. If that ends up costing money, then the Yield up Clause makes it clear that HRES1 bears the financial burden of that cost. It does not shift the responsibility for the obligation that generated that cost, however. For example, the Amended Lease requires that HealthSouth maintain insurance against patient claims. In this post termination period, HealthSouth would continue to have that obligation – although HRES1 would be required to pay any expense HealthSouth incurs during this period in connection with that obligation (like paying a deductible).

As to what kinds of costs should be included in “out of pocket” costs, this Court interprets that in the context of the circumstances which give rise to HRES1’s invocation of the Yield up Clause. These costs are to be paid at the same time that HealthSouth is using its best efforts to assist HRES1 in transferring all necessary licenses and permits. Ordinarily, such a process would take at most only a few months. The parties therefore understood and contemplated that the financial arrangement between them during this interim period would be short-lived and that, once the transfer had occurred, the tenant would turn over the operations of the two hospitals to the landlord’s nominee and vacate the premises. Accordingly, I find that the costs that HealthSouth is entitled to be compensated for during this interim period are limited to the day to day costs of operating the two hospitals. That would include payroll, utilities, medical supplies and food. It would also include the administrative cost of supervising and directing the hospitals’ operation during this transition period. It would not include long term costs, like depreciation on equipment. Those amounts are accounting entries which are not part of the actual out of pocket expenses HealthSouth is to be reimbursed for during this interim period. Nor is HealthSouth entitled to any “incentive” fee for taking on the risk of running these two hospitals. Although such a fee might be appropriate if HealthSouth were operating the hospitals as part of a joint venture with HRES1, the relationship between the parties in the instant case is not comparable. Having breached its obligations to HRES1 and thus no longer being entitled to the financial benefit that a tenant would enjoy, HealthSouth occupies the premises only long enough to accomplish the transition of licenses and permits. Once that transition takes place, HealthSouth must turn over the two hospitals to HRES1’s nominee.

The Yield up Clause states that the out of pocket costs must be “reasonable.” What is or is not reasonable is measured against what costs have been historically incurred at the two facilities, taking into consideration any recent change of circumstances affecting those costs. Clearly, HealthSouth has a legal obligation to maintain the facilities in compliance with all applicable regulations and will be compensated for the costs it incurs in fulfilling that obligation. That does not mean, however, that it can make irrational spending decisions. The use of the term “reasonable” in the Yield up Clause thus necessarily places some outside limit on what HealthSouth can spend, requiring it to justify to HRES1 (and ultimately to a court, if a disagreement persists) any substantial increase in its costs. This Court does not find, however, that this means that HRES1 is effectively taking over the operation of the hospitals in violation of state licensing requirements.

As already stated above, the Yield up Clause states that HealthSouth is entitled to be reimbursed for all “reasonable” administrative expenses. There is considerable dispute between the parties (and among the witnesses who testified at the trial) as to what the reasonable administrative cost of running these two hospitals would be. In invoking the Yield up Clause, HRES1 proposed to pay HealthSouth five percent of its total revenue as a “management fee.” As to what constitutes “revenue,” HRES1 understands that to mean the amount of money that HealthSouth actually bills and then collects for patient care; it would not include contractual allowances or uncollectible amounts.3 In HRES1’s view, this management fee – which would be paid over and above compensation for HealthSouth’s out of pocket costs – would be more than enough to compensate it for its reasonable administrative costs. HealthSouth sharply disputes that and contends that a fairer figure would at a minimum be 8.5 percent of net patient revenues. I find that the five percent figure proposed by HRES1 is sufficient to cover reasonable administrative costs by HealthSouth during this brief transition period.

In support of its position that 8.5 percent of net revenues is the fairer figure, HealthSouth offered the testimony of David Klementz, a certified public accountant who is the chief financial officer for the in patient division of HealthSouth. Klementz has been at HealthSouth only three months. Before that, he was the CFO of a rail services business. HealthSouth also offered the testimony of Mary Moscato, who also occupies a high level position in HealthSouth’s inpatient division. Moscato was in charge of overseeing the financial operations of the two hospitals during that period of time when HealthSouth was found to have filed fraudulent Medicare and

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3 In its letters to HealthSouth invoking the Yield up Clause, HRES1 described these revenues the “gross revenues” of the two hospitals, but specifically qualified that to be revenue which was “net of contractual reserves and bad debt.” As Portnoy testified, this would have been better described as “net patient revenue.” Because this more closely approximates the amount actually billed and collected for patient care, this definition has prevailed in the hospital industry for the last ten years, and is what HRESl’s witnesses meant when they talked about revenues generally. In contrast, HealthSouth throughout the trial described income from its health care facilities in far different terms, calculating what it called “gross revenue” without regard to contractual allowances. As this Court understands it, rather than looking simply at cash receipts, HealthSouth takes into account those charges for services which the hospitals could make if they were not bound by certain limits on those charges (limits imposed by Medicaid, for example, or a health insurer). This is quite different from what is generally understood in the industry to be a a hospital’s “revenue.” Accordingly, this Court has not chosen to use this definition of revenue in its opinion, and will instead refer to “net patient revenues” or “net revenues” of healthcare facilities.

Medicaid cost reports. This Court finds that neither Moscato’s nor Klementz’ testimony is as credible or entitled to the same weight as the testimony of Portnoy, HRES1’s primary witness in support of its position that five percent of net revenue most closely approximates the administrative costs that HealthSouth is entitled to receive under the Yield up Clause.

Perhaps of most significance to this Court in determining what weight to give the conflicting testimony before me is the fact that neither Klementz nor Moscato were involved in the negotiation of the Amended Lease or the 1994 version of the lease which formed the basis for it. In contrast, Portnoy was involved in both the 1994 and the 2002 negotiations and so therefore has a basis to testify about the intent of the parties. Also, neither Moscato nor Klementz have had any particular experience in negotiating sale lease-back transactions of the sort involved here. In contrast, Portnoy has been involved in the financing of hospital and health care facilities for more than thirty years, negotiating financial arrangements for close to five hundred such facilities in this country. He is quite familiar with the leases used by competitors who offer similar financing, and, as the CEO of a New York stock exchange company involved in financing health care facilities and as managing trustee of various REITs, has developed considerable expertise in assessing the value of property used for health care facilities, including the costs of operating hospitals. As a result of this vast experience, Portnoy is in a far better position than either Klementz or Moscato to testify about the custom and practice in the hospital industry with regard to what constitutes reasonable administrative costs, and what those costs would include in the context of a Yield up Clause like the instant one (which is fairly typical in the industry).

As Portnoy testified, the administrative cost of directing and supervising the operation of a hospital like the two involved here generally runs between one and a half to three percent of total patient revenues (that is, amounts actually billed and collected for patient care). Portnoy was able to confirm that by looking at companies comparable in size to HealthSouth: their costs ranged from 1.4 percent to 2.99 percent of total revenues. That this is a good assessment of administrative costs is also supported by the fact that management fees for running a hospital range between three to five percent of patient revenues. Those fees have to be big enough to cover the administrative costs that a hospital manager takes on, together with some profit. Thus, when HRES1 proposed that HealthSouth receive a five percent “management fee” to cover its administrative costs, it offered more than enough to cover the “reasonable” administrative costs HealthSouth was entitled to receive under the Yield up Clause.4

That Klementz came up with a higher figure does not detract from this Court’s findings. In support of HealthSouth’s position, Klementz cited figures from HealthSouth’s 2004 Form 10K, adding up what he called the “indirect” costs of running all of HealthSouth’s hospitals, and then allotting some percentage of those costs to the two hospitals at issue, based on their revenues. These so called “indirect” costs include market analysis (including analysis of “future expansion potential”), costs related to the expansion and renovation of its facilities (including the “preparation of capital expenditure requests”), and marketing and public information services (including expenses for the “HealthSouth Road Show”). By their very

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4 HealthSouth mischaracterizes Portnoy’s testimony when it contends that, in offering the five percent fee, he thereby endorsed HealthSouth’s position that it was entitled to a profit or “incentive fee” under the Yield up Clause. As Portnoy explained it, he offered a management fee which exceeded that which would be necessary to cover reasonable administrative costs in hopes of avoiding further litigation, not because Healthsouth was legally entitled to that higher amount.

description, some of these expenses are forward looking, and are not of the type which the parties intended to include in those administrative costs to be paid to the former tenant during the brief period that it would take to transfer licenses and permits to a new occupant. In addition, the indirect costs Klementz cited included accounting services (covering, among other things, costs of internal audits) and legal services (which includes services related to “assistance in all health law matters”). HealthSouth’s legal and accounting expenses have been extraordinarily high in the last few years due to ongoing criminal and civil litigation, as described in pages 44 through 55 of the Form 10K (admitted into evidence as Exhibit 9); see also page 63 of Form 10K (describing cost of restructuring financial reporting processes). That some portion of these expenses have been allocated on a percentage basis to each of the facilities that HealthSouth runs, including the hospitals in Woburn and Braintree, cannot be ruled out. Indeed, it is interesting to note that HealthSouth has refused to take up HRES1’s offer to pay its audited administrative costs for these two hospitals as an alternative to a management fee.5

In the final analysis, it is up to the this Court as fact finder to determine what would be sufficient to cover HealthSouth’s “reasonable” administrative costs. I finds that the administrative costs as calculated by Klementz are not “reasonable” when measured against costs of comparable companies in the industry.

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5 HRES1 first made the offer to pay HealthSouth’s audited costs as an alternative to a management fee in its letter to HealthSouth dated October 26, 2004. HealthSouth’s only response was to refer HRES1 to its lawyers.

CONCLUSIONS OF LAW

Although the facts surrounding the interpretation of key terms in the Yield up Clause are in dispute, the legal principles that this Court is to apply are not. As the party seeking relief, HRES1 bears the burden of proving the meaning of contract provision at issue. See Lima v. Lima, 30 Mass.App.Ct. 479, 486 (1991). The terms of that provision must be sufficiently definite and certain to provide a basis for enforcement. Shayeb v. Holland, 321 Mass. 429, 430 (1947). Where the language of a contract is not ambiguous, the words are be given their usual and ordinary meaning. Condominium Trust v. Aetna Cas. & Sur. Co., 433 Mass. 272, 276 (2001); Citation Insurance Co. v Gomez, 426 Mass. 379, 381(1998). Where the “phraseology can support reasonable differences of opinion as to the meaning of the words employed and the obligations undertaken,” then the terms of a contract are ambiguous and require the finder of fact to consider extrinsic evidence. See e.g. President and Fellow of Harvard College v. PECO Energy Co., 57 Mass.App.Ct. 888, 891 (2003), quoting with approval Fashion House, Inc. v. Kmart Corp., 892 F.2d 1076, 1083 (1st Cir.1989).

To resolve any ambiguity in the language of the Yield up Clause at issue in this case, this Court must give a reasonable construction to the words which are actually used, in light of the intention of the parties at the time that the contract was formed. Hubert v. Melrose-Wakefield Hosp. Assn. , 40 Mass.App.Ct. 172, 177 (1996). The Court is to construe the contract as a whole, in a reasonable and practical way, consistent with its language, background, and purpose. USM Corp. v. Arthur D. Little Systems, Inc., 28 Mass.App.Ct. 108, 116 (1989). In determining what the parties intended, I must consider the context in which the contract was executed, the relationship between the parties, and the established business usage of the terms used in the contract itself. Keating v. Stadium Management Corp., 24 Mass.App.Ct. 246, 250 (1987); see also Robert Indus., Inc. v. Spence, 362 Mass. at 751, 753 (1973) (facts and circumstances of transaction, including relationship between parties, may remove or explain any uncertainty or ambiguity in terms). Ultimately, it is the goal of this Court to give an interpretation to the Yield up Clause which is in accord with justice and common sense. Keating, 24 Mass.App.Ct. at 2526

Applying these well established legal principles, this Court reaches the following conclusions, which necessarily follow from (and have to some extent already been articulated within) my fact findings.

The Yield up Clause is a fairly typical provision in a sale lease back situation like this one where the premises are occupied by a hospital or other healthcare institution. Its purpose is to protect the value of the landlord’s investment during that period of time that it takes to transfer the licenses and permits required to operate the facility to a new tenant. Typically, that period of time is very short – usually a matter of only a few months. In that interim period, the Yield up Clause permits the landlord to require the former tenant to continue to operate the facility, compensating the tenant in an amount which shall cover its reasonable operating costs. This Court interprets the terms of the Yield up Clause in the instant case in light of this underlying purpose.

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6 It should be noted that the doctrine of construing ambiguities against the drafter is not applicable here. Both HRES1 and HealthSouth are sophisticated entities and were represented by highly qualified legal counsel when the Amended Lease was drafted. Also, the evidence does not support a finding that it was HRES1 that drafted this provision. Rather its wording was the result of tough negotiations that took place between predecessors to the parties in 1994, when the original version of this lease agreement was put together.

By the plain language of the Yield up Clause, it is clear that it applies to the situation which currently exists between HealthSouth and HRES1. HealthSouth has defaulted on its obligations under the Amended Lease, thus entitling HRES1 to invoke the clause, as it has. The first sentence of the clause is unambiguous: it requires HealthSouth to cooperate with HRES1 and to use its best efforts in assisting HRES1 in the transfer of all licenses and permits to HRES1’s nominee. HealthSouth is bound to discharge this obligation consistent with its duty to act at all times in good faith. See Tufkanjian v. Rockland Trust Co., 57 Mass.App.Ct. 173 (2003), see also Anthony’s Pier Four, Inc., 411 Mass. 451, 471-472 (1991) (interpreting duty to mean that neither party “shall do anything that will have the effect of destroying or injuring the right of the other party to receive the fruits of the contract”). That is, in line with the plain language of the contract and the justifiable expectations of the parties when they drafted the Amended Lease, HealthSouth must do everything within its power to assist HRES1 in preparing and processing the applications necessary to effectuate a transfer of licenses and permits, and to provide HRES1 with all the information needed for this transition to take place.7

The language of the Yield up Clause pertaining to the financial arrangement between the parties during this interim period is ambiguous: HealthSouth is to “continue to manage” the two hospitals on such “reasonable terms” as HRES1 may request. This Court resolves those ambiguities in light of what the parties intended when they agreed to this provision. Because the tenancy has come to an end, the legal relationship between the parties has changed and that affects the financial arrangement between them: the former tenant is no longer obligated to pay

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7 To the extent that HealthSouth incurs costs in connection with using its best efforts, the Yield up Clause states that HRES1 will pay such costs so long as they are reasonable.

rent, but then neither is it entitled to keep any profit (nor if it were operating at a loss, could it be required to continue to absorb such losses) in connection with running the two hospitals. It is entitled to have its out of pocket expenses and administrative costs covered, so long as they are reasonable. Where those expenses exceed its revenue, then the parties contemplated that the financial burden would fall on HRES1 in this interim period. Where those expenses are less than revenue, then HRES1 is entitled to the financial benefit.

As to HealthSouth’s argument that this in effect transfers the ownership of the licenses for these two hospitals to HRES1 in violation of state law, this Court concludes that this position is without merit. As the Yield up Clause states, HealthSouth is to “continue to manage” these two hospitals. The purpose of the Yield up Clause is to allow the health care facilities to continue to operate as before, when the lease was in effect, so that there would be a seamless transition between the former tenant and the new one. Thus, a reasonable and practical construction of this portion of the clause is that HealthSouth will continue to adhere to its other obligations under the Amended Lease and continue to run these two hospitals in compliance with applicable law. It does not shift responsibility for those obligations to HRES1 but requires only that HRES1 pay the operating costs connected with discharging those obligations.

The Yield up Clause states that HealthSouth is entitled to be reimbursed for its “reasonable” out of pocket costs and ‘reasonable” administrative expenses. In its fact findings, this Court has set forth what the parties intended to be included in such costs at the time they agreed to this provision, both in 1994 and in 2002, and has also interpreted those terms based on their established business usage. Because it was generally understood that a transition in licenses and permits would take only a few months, the temporary nature of the arrangement during this transition period necessarily limits the kinds of costs HealthSouth is entitled to be compensated for. Thus, “out of pocket” costs do not include depreciation on equipment, which is an accounting entry based on the life of equipment over a period of years. Similarly, HealthSouth is not entitled to be reimbursed for administrative costs incurred at the regional or national level in anticipation of long range plans (e.g. capital expansion) or in connection with generating business into the future (e.g. marketing expenses nationwide). Nor should HRES1 have to pay, as part of any administrative expense, the costs directly or indirectly connected with cleaning up financial improprieties found to exist within the HealthSouth organization generally. Given the extent of those improprieties and the overhaul of HealthSouth’s accounting systems which is required to rectify them, it is not unreasonable for this Court to infer that the some portion of the so-called “indirect” costs Klementz described are connected (directly or indirectly) to the extraordinary costs HealthSouth has incurred as a result of the wrongdoing by high ranking HealthSouth officials (all as described in the Form 10K).

In concluding that HRES1’s proposal with regard to administrative costs is a reasonable one, this Court weighed the testimony of Portnoy – with thirty years experience in the business of financing health care facilities – against the witnesses who testified for HealthSouth, and concluded that Portnoy’s testimony was more credible and entitled to greater weight. As his testimony makes clear, the cost of directing and supervising the operation of healthcare facilities like the ones in Woburn and Braintree generally runs no higher than three percent of net patient revenues. Accordingly, HRES1’s proposal to pay HealthSouth five percent of such revenue is generous.

Finally, this is a request for equitable relief, requiring the Court to consider the relative hardship imposed on either party depending on this Court’s ruling. Considerations which weigh in favor of HRES1 include the fact that this Court has already determined that, as a matter of law, HealthSouth defaulted on its obligations under the Amended Lease. Requiring HealthSouth to vacate the premises immediately would mean that these two hospitals, which provide critical care to hundreds of patients, would have to close their doors. In seeking to have the Yield up Clause enforced, HRES1 is attempting to have a seamless transition between operators without financially penalizing HealthSouth for having to continue on for a brief period as the manager. In response to this, HealthSouth has adamantly refused to cooperate with HRES1. It has not responded to any requests for information necessary to begin the process, and has reacted to HRES1’s proposals as to what financial arrangement should govern the parties in the interim period in somewhat chameleon like fashion.8 Obviously, it would be preferable for the parties to have reached a negotiated resolution of some of the issues now before the Court. Having refused to negotiate, however, HealthSouth must live with the Court’s determination.

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8 HealthSouth did not propose anything until November 2005, simply referring HRES1 to its lawyers when HRES1 proposed the five percent management fee. See footnote 2. HealthSouth has also changed its position as to what the financial arrangement should be as the legal proceedings have progressed. First, it contended that the Yield up Clause did not apply at all. Then it contended that it should simply be allowed to continue to pay rent. On the final day of the jury waived trial, through it last witness (Klementz), HealthSouth (reverting to a straight cost analysis) came up with the calculations which it claimed would support a payment by HRES1 of far more than five percent of net revenues. This may be good lawyering, but HealthSouth can hardly complain that HRES1 is seeking a court order rather than a negotiated solution.

CONCLUSION AND ORDER

For all the foregoing reasons, it is hereby ORDERED that, on Count II of its Counterclaim, HRES1 is entitled to specific performance of the Yield up Clause in the Amended Lease. This court hereby adopts HRES1’s Proposed Rulings as set forth on pages 11 through 13 of its submission entitled “HRES1’s Second Revised Proposed Findings of Fact and Conclusions of Law” dated December 16, 2005, except that: 1) in line with this decision, it does not adopt proposed alternate rulings 3 and 4 at page 12; and 2) paragraph lof those Proposed Rulings should be revised to state that HRES1 will pay the reasonable out of pocket cost and expense that HealthSouth incurs in using its best efforts to accomplish the transfer of licenses, operating permits and governmental authorizations. HRES1 will submit a proposed Order for this Court’s signature containing these changes within five days.

/s/ Janet L. Sanders
Janet L. Sanders
Justice of the Superior Court

Dated: January 12, 2006